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Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2017


Red Bank, N.J. January 30, 2017 The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.15 per unit for the first quarter of fiscal 2017, payable on February 22, 2017 to holders of record on February 17, 2017. Natural gas sold during the fourth calendar quarter of 2016 is the primary source of royalty income on which the February distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.15 per unit is 6.25%, or $0.01 per unit, lower than the distribution of $0.16 per unit for the first quarter of fiscal 2016. Specific details will be available in the earnings press release scheduled for publication on or about February 10, 2017.

The table below shows an estimate of the amount of royalties anticipated to be received in the second quarter of fiscal 2017 based on the actual amount of royalties that were payable to the Trust for the fourth calendar quarter of 2016. Amounts in dollars are based on the current exchange rate of
1.069547. Actual royalty income in dollars is valued based on exchange rates on the days funds are transferred.

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Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
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    February           Euros 535,763          $ 573,024           $0.0623
    March              Euros 535,763          $ 573,024           $0.0623
    April              Euros 535,763          $ 573,024           $0.0623
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The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $0.66 per unit. This 12-month cumulative distribution is 38.89% or $0.42 per unit lower than the prior 12-month distribution of $1.08 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.